SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

        This Second Amendment to EMPLOYMENT AGREEMENT (this “Second Amendment”), is made and entered into as of July 31, 2019 (the “Effective Date”) by and between Insmed Incorporated, a Virginia corporation (the “Company”), and S. Nicole Schaeffer (the “Executive”) (each of the Executive and the Company, a “Party”, and collectively, the “Parties”).

        WHEREAS, the Executive has been performing services as an employee to the Company pursuant to that certain Employment Agreement, as amended, between the Company and the Executive dated July 29, 2013 (the “Employment Agreement”);

        WHEREAS, the Executive and the Company mutually desire to amend the Employment Agreement to revise the severance terms and amounts payable to Executive in the event the Company terminates her employment other than for “Cause,” death or “Disability” (as those terms are defined in her Employment Agreement), or in the event the Executive terminates her employment for Good Reason following a Change in Control, as that term is defined in Section 1(g) of the Employment Agreement; and

        WHEREAS, this Second Amendment, dated as of Effective Date, between the parties contain the entire agreement between the Executive and the Company and supersedes any and all prior agreements, arrangements and understandings regarding the subject matter contained herein.

        NOW, THEREFORE, in consideration of the premises and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive hereby agree that, as of the Effective Date of this Second Amendment, the Employment Agreement shall be amended as follows:

1.Section 6(e) is hereby amended and restated in its entirety as follows (changes indicated in bold):

        (e) Termination Without Cause or Resignation With Good Reason. The Company may terminate the Term of Employment without Cause, and the Executive may terminate the Term of Employment for Good Reason, at any time upon written notice. If the Term of Employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability) or by the Executive for Good Reason, in either case prior to the date of a Change in Control or more than two years after a Change in Control, the Executive shall be entitled to the following:

          (i) The Accrued Obligations, payable as and when those amounts would have been paid had the Term of Employment not ended;

          (ii) Any unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the Termination Date, payable within 2 ½ months following the last day of the month in which the Termination Date occurs;

          (iii) The Pro-Rata Bonus, based on actual corporate performance outcomes (75% of overall bonus) and 100% of personal performance at target (25% of overall bonus), payable within 2 ½ months following the end of the fiscal year in which the Termination Date occurs;

          (iv) Double the Severance Amount, payable in equal installments consistent with the Company’s normal payroll schedule over the 12 month period beginning with the first regularly scheduled payroll date that occurs more than 30 days following the Termination Date;

          (v) Provided that the Executive timely elects continued coverage under COBRA, the Company will reimburse the Executive for the monthly COBRA cost of continued health and dental coverage of the Executive and his qualified beneficiaries paid by the Executive under the health and dental plans of the Company, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of the Company, for 12 months (or, if less, for the duration that such COBRA coverage is available to Executive); and

          (vi) Accelerated vesting, as of the Termination Date, of any stock options or other time-vested Equity Awards that would have otherwise vested within twelve months following the Termination Date.

2.Section (6)(g) is hereby amended and restated in its entirety as follows (changes indicated in bold):

(g) Change in Control of the Company. If the Executive's employment is terminated by the Company (or any entity to which the obligations and benefits under this Agreement have been assigned, pursuant to Section 10) without Cause or by the Executive for Good Reason during the 24 month period immediately following the Change in Control, then the Executive shall be entitled to the same payments, rights and benefits described in Section 6(e), subject to the following enhancements:
(i) Triple the Severance Amount plus one-and-a-half times the Target Bonus plus the Pro-Rata Bonus, as defined below, will be paid in a lump-sum on the first regularly scheduled payroll date that occurs more than 30 days following the Termination Date (rather than in installments over 12 months);
(ii) All Equity Awards will vest in full;

(iii) For the purposes of Section (6)(g), and only Section (6)(g), "Pro-Rata Bonus" as defined in Section (1)(s) means the Target Bonus, as defined in Section (4)(b), for the fiscal year in which the Termination Date occurs, multiplied by the following fraction: (i) the number of days that the Executive was employed by the Company during that fiscal year, divided by (ii) 365.
(iv) Provided that the Executive timely elects continued coverage under COBRA, the Company will reimburse the Executive for the monthly COBRA cost of continued health and dental coverage of the Executive and his qualified beneficiaries paid by the Executive under the health and dental plans of the Company, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of the Company, for a total of 18 months, rather than 12 months as described in Section 6(e)(v) (or, if less, for the duration that such COBRA coverage is available to Executive).

3.Except as modified by this Amendment, all other terms and conditions of the Employment Agreement remain in full force and effect.

 IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amendment, effective as of the date set forth above.

INSMED INCORPORATED
By:  /s/ William H. Lewis
Name: William H. Lewis
Title: Chairman and CEO

             /s/ S. Nicole Schaeffer
            S. Nicole Schaeffer